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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       HEALTH BENEFITS DIRECT CORPORATION

     Health Benefits Direct Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

     FIRST: That by unanimous written consent of the Board of Directors of the Company, resolutions were duly adopted (i) setting forth a proposed amendment (the "Amendment") to the Certificate of Incorporation of the Company, (ii) declaring the Amendment to be advisable, (iii) directing that the Amendment be considered at the 2007 Annual Meeting of Stockholders (the "Annual Meeting"), and (iv) recommending that the Company's stockholders approve the Amendment at the Annual Meeting. The resolution setting forth the proposed Amendment is as follows:

          RESOLVED, that the following amendment to the Company's Certificate of Incorporation, having been determined to be advisable and in the best interest of the Company's stockholders, be submitted to the Company's stockholders for approval in accordance with the DGCL:

               "NINTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such stockholders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the shares of the Corporation's stock issued and outstanding and entitled to vote thereon shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article Ninth."

     SECOND: That thereafter, pursuant to the resolution of the Board of Directors of the Company, the Annual Meeting was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its authorized officer this 4th day of December, 2007.

                                        HEALTH BENEFITS DIRECT CORPORATION


                                        By: ANTHONY R. VERDI
                                            ------------------------------------
                                        Name: Anthony R. Verdi
                                        Title: Chief Financial Officer